EXHIBIT 10.9(f)


                 UNITED STATES BANKRUPTCY CODE
              EASTERN DISTRICT OF NORTH CAROLINA
                       RALEIGH DIVISION
IN RE:                                            CASE NO.: 93-01365-5-ATS

ROSE'S STORES, INC.                               (CHAPTER 11)
             Debtor
(TAX I.D. #56-0382475)



    ORDER AUTHORIZING PAYMENT OF COMPENSATION TO DIRECTORS
    THIS MATTER coming on before the undersigned Bankruptcy
Judge upon the "First Amended Application For Authority To
Compensate Directors Pursuant To Local Bankruptcy Rule
4002.3(B)(i)" (the "Application"), and upon adequate notice given to all interested parties and no objections or responses having been filed, the Court, having reviewed the Application, finds as follows:
    1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993 and is operating as a debtor in possession under section 1107 and 1108 of the Bankruptcy Code.
    2. The Debtor employs twelve directors which serve on the board. The Debtor believes that each individual serving on its board of directors contributes valuable services to the Debtor and that such services are critical to the Debtor's reorganization.
During the course of the Debtor's reorganization, the Debtor will rely upon its directors for guidance as it makes major decisions which will greatly impact the Debtor's future as a going concern.
    3. The directors serving on the board who are to be compensated pursuant to the Application and this Order are Bruce G. Allbright, Sam Ayoub, Elizabeth C. Bacon, Hon. George D. Busbee,



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John T. Church, Frank A. Daniels, Jr., George M. Harvin, James
Maynard, Robert K. Montgomery and Albert N. Whiting (the
"Directors"); now therefore,
    IT IS ORDERED that the Debtor is authorized to compensate the Directors as follows:
    A.   The Directors will be compensated at the following rates:
         (a) each director will receive an annual retainer of $8,000, in addition to a $1,000 fee for each board meeting attended;

         (b) each director will receive $500 for attending each committee meeting held on the same day as a regular board meeting, and $1,000 for attending committee meetings on days other than a regular board meeting;

         (c) each director will receive a $250 fee for participating in each board meeting held by telephone conference; and

         (d) each director will be reimbursed for actual travel expenses incurred in connection with any board or committee meeting
    B.   The Directors may participate in the Rose's Stores,
Inc. Health Plan, which is the same health plan available to the associates/employees of the Debtor. The Debtor's health plan was amended to provide for continuing health care coverage for directors (who had served in such capacity for no less than five
(5) years) following the termination or expiration of their position as a director of the company. For each year of service as a director, the director will receive one (1) year coverage on the same basis and at the same cost as a participating associate.
    C.   The Directors are entitled to receive



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nondiscretionary nonqualified stock option awards which are made pursuant to the Equity Compensation Plan. Each award would entitle the recipient to purchase 5,000 shares of the Debtor's stock at an option price equal to the greater of five dollars ($5.00) or the fair market value on the date of the grant, and each director is entitled to a maximum of three such awards.


    DATED: NOV 18 1993


                                       (Signature of A. Thomas Small)
                                       United States Bankruptcy Judge


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